Exhibit 99.1

                          May 24, 2000




To Our Shareholders:

     We are pleased to inform you that your Board of Directors has authorized a 2-for-1 stock split in the form of a stock dividend. Each shareholder of record on June 5, 2000 will receive one additional share of common stock for each share held on that date. The distribution date for the new shares will be June 12, 2000. The distribution of a stock dividend was made possible by the action taken by our shareholders to increase the authorized capital stock of our Company. As we have previously disclosed, the stock distribution is being made to cause a sufficient number of shares to be issued to enable Exchange National Bancshares to satisfy Nasdaq's minimum "float" requirements, which is a necessary condition for our Company to have its stock listed on the Nasdaq National Market. It will still be necessary for our Company to satisfy other Nasdaq listing requirements, including a requirement that three dealers be willing to make a market in our common stock. There is no assurance that our Nasdaq listing application will be approved.

     In addition to our Company's distribution of a stock dividend, we are also pleased to inform you that our Company has adopted a Shareholder Rights Plan. Adoption of such plans has become common practice in major American companies and a well accepted approach to safeguarding the company and its shareholders from coercive or unfair takeover offers and practices. Such plans also preserve the Board's bargaining power and flexibility in dealing with hostile takeover attempts. This action was taken after long and careful study and was not taken in response to any pending takeover or proposed change in control of our Company. To effect the Plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of our Company's common stock. The distribution is being made to shareholders of record as of the close of business on June 5, 2000.

     Under the Plan, the rights will initially trade together with our Company's common stock and will not be exercisable. In the absence of further Board action, the rights generally will become exercisable and allow the holder to acquire our Company's common stock at a discounted price if a person or group acquires 15 percent or more of our Company's common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

     The issuance of the rights is not a taxable event, will not affect our Company's reported financial condition or results of operations (including earnings per share), should not interfere with our Company's operating, financing or investing activities and will not change the way in which our Company's common stock is currently traded.

     A summary of the Shareholder Rights Plan (which explains the terms and nature of the rights) is enclosed. Shareholders are urged to review the summary carefully and retain it with their permanent records.

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     In adopting the Shareholder Rights Plan, the Board has
expressed its confidence in our Company's future and its determination that you, our shareholders, be given every opportunity to participate fully in that future.

                              Sincerely,



                              /s/  Donald L. Campbell
                              Donald L. Campbell
                              Chairman of the Board and President


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